EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 1st day of April, 2007 (the "Commencement Date"), and is by and between **Aerogenomics, Inc.**, a Nevada Corporation, (hereinafter the "Company"), and **Platon Tzouvalis** with an address at 14 Rue Kleberg, CH-1201 Geneva Switzerland

W I T N E S S E T H :

WHEREAS, the Company wishes to retain the services of Employee to serve as President and Chief Operating Officer and in such other capacities as the Company and Employee shall mutually agree in accordance with the following terms, conditions and provisions; and

WHEREAS, Employee wishes to perform such services for and on behalf of Company, in accordance with the terms, conditions and provisions of this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained the parties hereto intending to be legally bound hereby agree as follows:

1. **Employment**. Company hereby employs Employee and Employee accepts such employment and shall perform his duties and the responsibilities in good faith and on a best effort basis without any limitations provided for herein in accordance with the terms and conditions of this Agreement.

2. **Term**. The term of this Agreement (the "Term") shall be effective for a three-year period from the commencement date mentioned above, April 1, 2007 and shall continue until March 31, 2010 or such earlier date as this Agreement may be terminated in accordance with the provisions hereof this Agreement or by Employee's resignation. This Agreement and the continuation of Employee's services to the Company, along with his positions and titles with the Company, may be reviewed and renewed annually on conditions mutually acceptable to the Employee and the Company. The Company will provide notice of at least sixty (60) days if it intends to renew this Agreement.

3 **Position**. During Employee's employment hereunder, Employee shall serve as President and Chief Operating Officer or such other capacities of the Company and each of its subsidiaries commencing April 1, 2007. Employee shall perform such duties and exercise such powers commensurate with his positions and responsibilities as shall be determined from time to time by the Board of Directors of Company (the "Board").

4 **Compensation**. For the performance of all of Employee's full time services to be rendered pursuant to the terms of this Agreement, Company will pay and Employee will accept the following compensation:

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4.1 **Base Salary.** For services rendered by Employee during the term of this Agreement, the Employee shall be paid a monthly fee of US $ 7,000 (seven thousand). This will be paid monthly on or around the last day of each calendar month into the Employee's nominated bank account(s). Such fee shall be reviewed annually and may be increased taking into account, among other things, individual performance and general business conditions.

4.2 **Expenses.** Company shall pay Employee all out of pocket expenses including travel, lodging, communications etc. that are required by the employee to carry out his duties as President and chief Operating Officer in a timely manner.

4.3 **Additional Stock Plan.** Employee shall have the option to participate in any future Stock Option Plan of the Company on such terms as may be determined by the Board of Directors. The Company promises the Employee, without giving such promise any characteristics of a legal obligation, that indeed considerably more stock options will be granted to him, based on Achieved or Exceeded Expectations of performance.

5 **Termination.**

5.1 **Termination by the Company for cause:** The Company shall have the right to terminate Employee's employment hereunder with cause by giving Employee 30 days prior written notice to that effect. Any such termination of employment shall be effective on the date specified in such notice. For the purpose of this Agreement, "for cause" shall mean (i) commission of a willful act of dishonesty in the course of Employee's duties hereunder, (ii) conviction by a court of competent jurisdiction of a criminal offense or a crime constituting a felony or conviction in respect of any act involving fraud, dishonesty or moral turpitude resulting in Company's detriment or reflecting upon Company's integrity (other than traffic infractions or similar minor offenses), (iii) a material breach by Employee of the terms of this Agreement or the Company's Code of Conduct, as such may be amended from time to time.

5.2 **Death:** In the event of the death of Employee during the term of this Agreement, the Employee's monthly fee payments shall continue to be paid to the Employee's heirs through the end of the third month following the month in which Employee's death occurs including any stock options according to the SEC rules.

5.3 **Resignation:** The Employee shall have the right to terminate this Agreement at his absolute discretion at any time without cause by giving the Company thirty (30) days prior written notice to that effect. In such case that Employee has undertaken to perform specific tasks for the Company, Employee will exercise all due care to prevent tasks from being seriously jeopardized as a result of such resignation, including continuing the performance of such tasks for the Company until proper replacement is found, except in case that such continuation will involve him in considerable legal or business risks. In this same case, the Company reserves the right to terminate from the day such termination notice is effective any options or Stock Option Plan and any benefits including insurance coverage. This means that the Employee has the right to any benefits or stock options up to that termination date, calculated on a monthly basis.

IN WITNESS WHEREOF, each of the parties hereto has executed their Agreement as of the date first herein above written.

COMPANY:

Acrongenomics, Inc.

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Manos Topogyllis, Director

EMPLOYEE:

____
Platon Tzouvalis